Exhibit 99.1

Chase Credit Card Master Trust

Excess Spread Analysis – December 2012

Series	2003-4
Deal Size	$725MM
Expected Maturity	10/15/2013

Yield	18.27%
Less: Coupon	0.57%
Servicing Fee	1.50%
Net Credit Losses	3.40%
Excess Spread :
December-12	12.80%
November-12	12.60%
October-12	12.20%
Three Month Average Excess Spread	12.53%

Delinquency:
30 to 59 Days	0.52%
60 to 89 Days	0.46%
90+ Days	0.93%
Total	1.91%

Principal Payment Rate	23.97%